PROSPECTUS and	PRICING SUPPLEMENT NO. 7
PROSPECTUS SUPPLEMENT, each	Dated September 5, 2023
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $28,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$350,000,000 5.300% Fixed Rate Senior Notes Due September 8, 2025

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXC8 / US24422EXC82
Date of Issue:	September 8, 2023
Maturity Date:	September 8, 2025
Principal Amount:	$350,000,000
Price to Public:	99.963% plus accrued interest, if any, from September 8, 2023
Interest Payment Dates:	Semi-annually on March 8 and September 8, commencing on March 8, 2024 and ending on the maturity date
Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date
Interest Rate:	5.300% per annum
Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$65,625,000
Credit Agricole Securities (USA) Inc.	$65,625,000
J.P. Morgan Securities LLC	$65,625,000
MUFG Securities Americas Inc.	$65,625,000
Siebert Williams Shank & Co., LLC	$35,000,000
BBVA Securities Inc.	$10,500,000
BNP Paribas Securities Corp.	$10,500,000
Nordea Bank Abp	$10,500,000
Scotia Capital (USA) Inc.	$10,500,000
Standard Chartered Bank	$10,500,000
Total	$350,000,000
The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.863% plus accrued interest, if any, from September 8, 2023.

Nordea Bank Abp and Standard Chartered Bank will not affect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.